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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT

                                 OF BYLAWS OF

                       FUSION MEDICAL TECHNOLOGIES, INC.

     The undersigned, being the Secretary of Fusion Medical Technologies, Inc., hereby certifies that Article VIII of the Bylaws of this corporation were amended, effective May 8, 2001, by the Board of Directors of the corporation to provide as follows:

          (1)  Article VIII is hereby amended to include as follows:

                    "8.13  GRANTING OF STOCK OPTIONS
                           -------------------------

                    Unless approved by the holders of a majority of the outstanding shares present and entitled to vote at a duly convened meeting of the stockholders, the corporation shall not grant any stock options with an exercise price that is less than 100% of the fair market value of the underlying stock on the date of grant or reduce the exercise price of any stock option granted under any existing or future stock option plan. This
     Section 8.13 may not be further amended or repealed without the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at a duly convened meeting of stockholders.

                    8.14   ISSUE SECURITIES SUBJECT TO DOWNWARD ADJUSTMENTS
                           ------------------------------------------------
                           BASED ON THE MARKET PRICE
                           -------------------------

          Unless approved by the holders of a majority of the outstanding shares present and entitled to vote at a duly convened meeting of the stockholders, the corporation shall not sell or issue any security of the corporation convertible, exercisable or exchangeable into shares of common stock, having a conversion, exercise or exchange price per share which is subject to downward adjustment based on the market price of the common stock at the time of conversion, exercise or exchange of such security into common stock (other than pursuant to customary anti-dilution provisions). This Section 8.14 may not be further amended or repealed without the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at a duly convened meeting of stockholders."

     Dated: May 8, 2001

                                                         /s/ J. Casey McGlynn
                                                         --------------------
                                                         J. Casey McGlynn
                                                                Secretary